UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 1, 2023

LOWE’S COMPANIES, INC.

(Exact name of registrant as specified in its charter)

North Carolina	1-7898	56-0578072
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1000 Lowes Blvd., Mooresville, NC		28117
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (704) 758-1000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.50 per share	LOW	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company   ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

Item 1.01	Entry into a Material Definitive Agreement.

On September 1, 2023, Lowe’s Companies, Inc. (the “Company”) entered into an Amended and Restated Credit Agreement (the “Amended and Restated Credit Agreement”) with Bank of America, N.A., as administrative agent, swing line lender and a letter of credit issuer, U.S. Bank National Association and Wells Fargo Bank, National Association, as co-syndication agents and letter of credit issuers, Citibank, N.A., Goldman Sachs Bank USA, JPMorgan Chase Bank, N.A. and Barclays Bank PLC, as co-documentation agents, and the other lenders party thereto, which Amended and Restated Credit Agreement amends and restates that certain Credit Agreement, dated as of March 23, 2020, by and among the Company, Bank of America, N.A., as administrative agent, swing line lender and a letter of credit issuer, U.S. Bank National Association, as syndication agent and a letter of credit issuer, Citibank, N.A., Goldman Sachs Bank USA, JPMorgan Chase Bank, N.A. and Wells Fargo Bank, National Association, as co-documentation agents, and the other lenders party thereto, to provide for a $2 billion unsecured revolving credit agreement (as amended and restated, the “2023 Credit Agreement”), maturing on September 1, 2028. Capitalized terms used but not defined herein have the meanings ascribed to such terms in the 2023 Credit Agreement.

Subject to obtaining commitments from the lenders and satisfying other conditions specified in the 2023 Credit Agreement, the Company may increase the aggregate availability under the 2023 Credit Agreement by an additional $500 million. The Company may request borrowings under the 2023 Credit Agreement that are denominated in any of the following currencies: U.S. Dollar, Euro, Sterling, Canadian Dollar and such other currencies as are approved by the administrative agent and the lenders in accordance with the 2023 Credit Agreement.

Borrowings under the 2023 Credit Agreement will bear interest, at the Company’s option, calculated according to a Base Rate or Term SOFR, as the case may be, plus an applicable margin. Depending on the Company’s credit ratings at the time of the borrowing, the applicable margin on a Base Rate Loan ranges from 0.000% to 0.100% and the applicable margin on a Term SOFR Loan ranges from 0.690% to 1.100%. At the Company’s current credit ratings, the applicable margin would be 0.000% for a Base Rate Loan and 0.910% for a Term SOFR Loan.

In addition, under the 2023 Credit Agreement, the Company must pay (i) a facility fee on the lenders’ aggregate commitments under the 2023 Credit Agreement ranging from 0.060% to 0.150% per annum, depending on the Company’s credit ratings, and (ii) a letter of credit fee for the outstanding letters of credit under the 2023 Credit Agreement ranging from 0.690% to 1.100% per annum, depending on the Company’s credit ratings. At the Company’s current credit ratings, the facility fee would be 0.090% of the aggregate commitments of the lenders (regardless of whether any borrowings are outstanding), and the letter of credit fee for an outstanding letter of credit would be computed at 0.910%. As of the date hereof, there are no outstanding borrowings under the 2023 Credit Agreement.

The 2023 Credit Agreement contains customary representations, warranties and covenants for transactions of this type, including a financial covenant requiring the Company to maintain at the end of each fiscal quarter a ratio of Consolidated Adjusted Funded Debt to Consolidated EBITDAR that does not exceed 4.00 to 1.00.

The 2023 Credit Agreement also contains customary events of default, including a cross-default provision and a change of control provision. In the event of a default, the administrative agent shall, at the request of, or may, with the consent of, the required lenders, declare the obligations under the 2023 Credit Agreement immediately due and payable and the commitments of the lenders may be terminated. For certain events of default relating to insolvency and receivership, the commitments of the lenders are automatically terminated and all outstanding obligations automatically become due and payable.

The foregoing description of the 2023 Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the 2023 Credit Agreement, a copy of which is filed herewith as Exhibit 10.1 and incorporated herein by reference.

Certain lender parties to the 2023 Credit Agreement and certain of their respective affiliates have performed in the past, and may from time to time perform in the future, banking, investment banking and/or other advisory services for the Company and its affiliates for which they have received, and/or will receive, customary fees and expenses.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure required by this Item 2.03 and included in Item 1.01 above is incorporated by reference into this Item 2.03.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits:

Exhibit No.	Description

10.1	Amended and Restated Credit Agreement, dated as of September 1, 2023, by and among Lowe’s Companies, Inc., Bank of America, N.A., as administrative agent, swing line lender and a letter of credit issuer, U.S. Bank National Association and Wells Fargo Bank, National Association, as co-syndication agents and letter of credit issuers, Citibank, N.A., Goldman Sachs Bank USA, JPMorgan Chase Bank, N.A. and Barclays Bank PLC, as co-documentation agents, and the other lenders party thereto.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 7, 2023	LOWE’S COMPANIES, INC.

	By:	/s/ Dan C. Griggs, Jr.
	Name:	Dan C. Griggs, Jr.
	Title:	Senior Vice President, Tax and Chief Accounting Officer